Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS THIRD QUARTER 2010 RESULTS

Highlights:

•                  TAL reported Adjusted Net Income of $0.60 per fully diluted share, a 27.7% increase from the second quarter of 2010, and a 140% increase from the third quarter of 2009.

•                  Leasing revenue increased 13.5% sequentially from the second quarter of 2010 and 15.5% from the third quarter of 2009

•                  Average utilization reached a record level of 98.1% for the third quarter

•                  TAL has continued to invest heavily in new equipment, with total orders for 2010 delivery now exceeding $875 million.  TAL’s existing orders include over 300,000 TEU of dry containers and almost 25,000 TEU of refrigerated containers

•                  Based on existing orders for new equipment and existing customer lease commitments, TAL expects strong sequential growth in our leasing revenue to continue through the first quarter of 2011

•                  Since June 30, 2010, TAL has completed debt financings of $273 million, including a $203 million offering of ABS term notes.  The ABS notes have a ten year amortizing term, are rated “A” by Standard & Poors, and carry a fixed coupon of 4.3%

•                  TAL announced an increase in its quarterly dividend to $0.40

Purchase, New York, October 27, 2010 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the third quarter and nine months ended September 30, 2010.

Adjusted pre-tax income (1), excluding gains on debt extinguishment, unrealized gains/losses on interest rate swaps and the write-off of deferred financing costs, was $28.6 million in the third quarter of 2010, compared to $11.9 million in the third quarter of 2009, and $22.2 million in the second quarter of 2010.  The Company focuses on adjusted pre-tax results since it considers gains on debt extinguishment, unrealized gains/losses on interest rate swaps and the write-off of deferred financing costs to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and planned future equipment purchases.

Leasing revenues for the third quarter of 2010 were $85.7 million compared to $74.2 million in the third quarter of 2009, and $75.5 million in the second quarter of 2010.  Adjusted EBITDA (2), including principal payments on finance leases, was $90.3 million for the quarter versus $66.0 million in the prior year period, and $76.2 million in the second quarter of 2010.

Adjusted Net Income (3), excluding gains on debt extinguishment, unrealized gains/losses on interest rate swaps and the write-off of deferred financing costs, was $18.5 million for the third quarter of 2010, compared to $7.6 million in the third quarter of 2009, and $14.3 million in the second quarter of 2010.   Adjusted Net Income per fully diluted common share was $0.60 in the third quarter of 2010, versus $0.25 per fully diluted common share in the third quarter of 2009, and $0.47 in the second quarter of 2010.

Reported net income for the third quarter of 2010 was $11.8 million, versus net income of $3.2 million, in the third quarter of 2009, and $4.7 million in the second quarter of 2010.  Net income per fully diluted common share was $0.38 for the third quarter of 2010, versus net income per fully diluted common share of $0.10 in the third quarter of 2009, and $0.15 in the second quarter of 2010.  The difference between Adjusted Net Income and the reported net income was primarily due to unrealized gains/losses on interest rate swaps.  TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates matches the expected duration of TAL’s lease portfolio.  TAL does not use hedge accounting for the majority of its swaps, so most of the changes in the market value of TAL’s interest rate swap portfolio is reflected in reported income.  During the third quarter of 2010, long-term interest rates decreased, resulting in a $9.7 million decrease in the market value of TAL’s swap contracts.

“With our outstanding third quarter results, TAL has shifted smoothly from recovery to growth,” commented Brian M. Sondey, President and CEO of TAL International. “Leasing revenue increased 13.5% sequentially from the second quarter as the large volume of new equipment we have ordered this year has increasingly been delivered and placed on-hire, and our Adjusted Pretax Income increased almost 30% sequentially from the second quarter due to our strong top-line growth, continued reduction in operating expenses and an increase in disposal gains due to very high used container sale prices.”

“Market conditions for TAL continue to be exceptionally favorable.  Containers remain in short supply globally due to the combination of renewed trade growth in 2010, severely curtailed container production in 2009 and lingering container production constraints in 2010.  TAL’s utilization has continued to push upwards, averaging 98.1% in the third quarter of 2010 and reaching 98.6% as of October 27, 2010.  TAL also continues to capitalize on the favorable market conditions by placing large orders for new equipment.  As of October 27th, TAL has ordered over $875 million of new containers, including over 300,000 TEU of new dry containers and almost 25,000 TEU of refrigerated containers.  TAL’s aggressive investment this year has been supported by renewed trade growth as well as by reduced direct purchases by TAL’s shipping line customers.  Shipping lines have generally reduced their direct buying of containers this year, and increasingly relied on leasing, as they manage their capital carefully due to the difficult market conditions they faced last year and their large ongoing vessel expansion programs.”

“TAL also continues to raise efficient capital to support our aggressive growth.  TAL has successfully raised nearly $800 million of new financing in this year, and recently completed our second term note container securitization in 2010. This $203 million securitization was rated “A” by Standard & Poors, has a ten-year amortizing term and carries a fixed interest rate of 4.3%.”

Adjusted pre-tax income (1), excluding gains on debt extinguishment, unrealized gains/losses on interest rate swaps and the write-off of deferred financing costs, was $67.1 million in the nine months ended September 30, 2010, compared to $49.6 million for the same period in 2009.

Leasing revenues for the nine months ended September 30, 2010 were $234.1 million compared to $236.6 million for the same period in 2009.  Adjusted EBITDA (2), including principal payments on finance leases, was $235.1 million for the nine months ended September 30, 2010 versus $211.9 million for the same period in 2009.

Adjusted Net Income (3), excluding gains on debt extinguishment, unrealized gains/losses on interest rate swaps and the write-off of deferred financing costs, was $43.3 million for the nine months ended September 30, 2010, compared to $31.9 million in the prior year period.  Adjusted Net Income per fully diluted common share was $1.41 for the nine months ended September 30, 2010, versus $1.02 per fully diluted common share in the prior year period.

Reported net income for the nine months ended September 30, 2010 was $22.3 million, versus net income of $55.6 million, in the prior year period.  Net income per fully diluted common share was $0.73 for the nine months ended September 30, 2010, versus net income per fully diluted common share of $1.78 for the same period in prior year.

Outlook

Mr. Sondey continued, “We generally expect the favorable market environment to continue into 2011, and expect our financial performance to continue to benefit from exceptionally high utilization, market leasing rates and used container sale prices.  Based on our existing new container orders and committed customer lease transactions, we expect strong sequential growth in our leasing revenue to continue through the first quarter of 2011.   We also expect our average effective interest rate to improve in the fourth quarter due to the attractive rates on our recent financings and the early termination of interest rate swaps with a notional value of $250 million that would have expired in 2011.  These terminated swaps were partially replaced by a longer dated swap reflective of today’s much lower fixed interest rate level.   Low disposal volumes will likely offset some of the profitability growth we would normally expect from the growth in our fleet and leasing revenue, likely causing our fourth quarter Adjusted pretax income to hold relatively stable with that of the third quarter, but we expect our Adjusted pretax income in 2011 to improve sequentially from the fourth quarter of 2010 based on our current expectations for our market environment, operating performance, and ongoing investment level.”

Dividend

TAL’s Board of Directors has approved and declared a $0.40 per share quarterly cash dividend on its issued and outstanding common stock, payable on December 23, 2010 to shareholders of record at the close of business on December 2, 2010.  Mr. Sondey concluded, “We are very pleased to increase our dividend again this quarter.  The increase reflects the significant improvement in our profitability in the third quarter of 2010 and our expectation that our market environment will remain favorable for the foreseeable future.  TAL has increased its dividend rapidly in 2010 as our financial performance has improved.  Looking forward, we anticipate changing the dividend less frequently and currently plan to evaluate the size of our dividend on an annual basis, though this remains subject to change as our performance, expectations or market conditions change.”

Shelf Registration

The Company announced today that it filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission registering various debt and equity securities to be offered from time to time up to an aggregate offering price of $300 million for all securities.  The Company has no immediate plans to make any offer of any securities, but filed the registration statement in order to be able access the capital markets more quickly and opportunistically when desired.  The Company also registered 5,000,000 shares of common stock to be sold by certain stockholders of the Company from time to time.  The registration statement has not yet become effective and no securities may be offered or sold pursuant to the registration statement until it becomes effective.  Any offering of securities by the Company or any selling stockholder will be made solely by means of a prospectus.

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, October 28, 2010 to discuss its fiscal third quarter results.  An archive of the Webcast will be available one hour after the live call through Friday November 26, 2010. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 18 offices in 11 countries and approximately 193 third party container depot facilities in 37 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 807,000 containers and related equipment representing approximately 1,320,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2010.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of adjusted pre-tax income is outlined in the attached schedules.

(2) Adjusted EBITDA is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted EBITDA is outlined in the attached schedules.

(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of adjusted net income is outlined in the attached schedules.

(1)(2)(3) Please see page 8 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $488,077 and $420,517	$1,863,963	$1,357,539
Net investment in finance leases, net of allowances of $1,204 and $1,618	176,594	199,989
Equipment held for sale	22,372	46,291
Revenue earning assets	2,062,929	1,603,819
Cash and cash equivalents (including restricted cash of $21,065 and $13,714)	72,826	73,604
Accounts receivable, net of allowances of $489 and $757	41,943	33,086
Leasehold improvements and other fixed assets, net of accumulated depreciation and amortization of $5,312 and $5,142	874	972
Goodwill	71,898	71,898
Deferred financing costs	15,394	8,882
Other assets	9,064	6,043
Fair value of derivative instruments	849	2,674
Total assets	$2,275,777	$1,800,978
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$164,507	$3,312
Fair value of derivative instruments	103,809	61,799
Accounts payable and other accrued expenses	43,580	42,845
Net deferred income tax liability	121,057	112,895
Debt	1,436,558	1,161,298
Total liabilities	1,869,511	1,382,149
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 33,720,066 and 33,592,066 shares issued respectively	34	33
Treasury stock, at cost, 3,011,843 and 3,009,171 shares, respectively	(37,535)	(37,489)
Additional paid-in capital	399,399	398,016
Accumulated earnings	52,941	58,253
Accumulated other comprehensive (loss) income	(8,573)	16
Total stockholders’ equity	406,266	418,829
Total liabilities and stockholders’ equity	$2,275,777	$1,800,978

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except earnings per share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues:
Leasing revenues:
Operating leases	$81,250	$69,088	$220,094	$221,112
Finance leases	4,448	5,096	13,962	15,524
Total leasing revenues	85,698	74,184	234,056	236,636
Equipment trading revenue	9,273	7,869	25,967	33,704
Management fee income	786	675	2,279	2,013
Other revenues	45	188	462	777
Total revenues	95,802	82,916	262,764	273,130
Operating expenses (income):
Equipment trading expenses	7,575	7,578	22,428	31,935
Direct operating expenses	5,032	9,134	19,849	28,600
Administrative expenses	9,979	9,192	31,077	30,577
Depreciation and amortization	31,489	29,380	86,742	87,843
(Reversal) provision for doubtful accounts	(162)	(15)	(760)	383
Net (gain) on sale of leasing equipment	(8,547)	(1,243)	(20,250)	(7,287)
Total operating expenses	45,366	54,026	139,086	172,051
Operating income	50,436	28,890	123,678	101,079
Other expenses (income):
Interest and debt expense	21,793	17,024	56,608	51,505
Write-off of deferred financing costs	675	—	675	—
(Gain) on debt extinguishment	—	—	—	(14,130)
Unrealized loss (gain) on interest rate swaps	9,709	6,935	31,495	(22,583)
Total other expenses (income)	32,177	23,959	88,778	14,792
Income before income taxes	18,259	4,931	34,900	86,287
Income tax expense	6,482	1,755	12,572	30,718
Net income	$11,777	$3,176	$22,328	$55,569
Net income per common share — Basic	$0.39	$0.10	$0.73	$1.78
Net income per common share — Diluted	$0.38	$0.10	$0.73	$1.78
Weighted average number of common shares outstanding — Basic	30,443	30,621	30,436	31,226
Weighted average number of common shares outstanding — Diluted	30,750	30,700	30,656	31,263
Cash dividends paid per common share	$0.35	$0.01	$0.90	$0.03

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted Pre-tax Income”, and “Adjusted Net Income” throughout this press release. EBITDA is defined as net income before interest and debt expense, income tax expense and depreciation and amortization, and excludes gains on debt extinguishments, unrealized gains/losses on interest rate swaps and the write-off of deferred financing costs.  Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.

Adjusted Pre-tax Income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes gains on debt extinguishments, unrealized gains/losses on interest rate swaps and the write-off of deferred financing costs. Adjusted Net Income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:

•  these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, gains on debt extinguishments and unrealized gains/losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

•  these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•  these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and nine months ended September 30, 2010 and 2009.

Additionally, we have provided reconciliations of income before income taxes and net income,  the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and nine months ended September 30, 2010 and 2009.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA

(Dollars in Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income	$11,777	$3,176	$22,328	$55,569
Add (subtract):
Depreciation and amortization	31,489	29,380	86,742	87,843
Interest and debt expense	21,793	17,024	56,608	51,505
Write-off of deferred financing costs	675	—	675	—
Income tax expense	6,482	1,755	12,572	30,718
(Gain) on debt extinguishment	—	—	—	(14,130)
Unrealized loss (gain) on interest rate swaps	9,709	6,935	31,495	(22,583)
EBITDA	81,925	58,270	210,420	188,922
Add:
Principal payments on finance leases	8,375	7,775	24,648	22,931
Adjusted EBITDA	$90,300	$66,045	$235,068	$211,853

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income

(Dollars in Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Income before income taxes	$18,259	$4,931	$34,900	$86,287
Add (subtract):
Write-off of deferred financing fees	675	—	675	—
(Gain) on debt extinguishment	—	—	—	(14,130)
Unrealized loss (gain) on interest rate swaps	9,709	6,935	31,495	(22,583)
Adjusted pre-tax income	$28,643	$11,866	$67,070	$49,574

Net income	$11,777	$3,176	$22,328	$55,569
Add (subtract)(a):
Write-off of deferred financing fees	435	—	435	—
(Gain) on debt extinguishment	—	—	—	(9,100)
Unrealized loss (gain) on interest rate swaps	6,262	4,466	20,497	(14,543)
Adjusted net income	$18,474	$7,642	$43,260	$31,926

(a) All net income adjustments are reflected net of income taxes.